Exhibit 14

Code of Business Conduct TIAA nuveen

We live TIAA’s values and act with integrity in all that we do. I am incredibly proud to lead a company where every day all of you work tirelessly to make a difference for our clients, and deliver lifetime income to all with investments that build a better world. I’m particularly heartened, and always inspired, by the way you serve our clients—by living our values and operating with the highest possible ethical standards. This commitment continues to set us apart from the rest of the industry. We are a trusted and respected name in the financial services industry not only because of the results we deliver for clients, but also because we are dedication to operating each and every day with integrity. The Code embodies our high ethical standards and values, and it provides a critical and strong foundation for our mission, brand and dedication to our clients. Please take time to read the Code in its entirety and reflect on how you will live it every day in your role. TIAA has an established “Speak Up” culture and works to enhance it through education and resources for employees. Speaking up is about raising concerns, work/life needs, improvements and ideas without fear. Our non-retaliation policy ensures that employees can and should comfortably use their voice. Our cherished reputation with clients has been earned over the past century through the hard work, dedication and integrity of the employees who came before us, and it is up to us to continue upholding this reputation for the future. The very special institutions and individuals we serve are counting on it, and I thank you for the important role you play. With gratitude, Thasunda Brown Duckett President and Chief Executive Officer Code of Business Conduct 1

The TIAA Code of Business Conduct contains the following sections and topics: Why does TIAA have a Code of Business Conduct? 4 If you suspect or witness possible misconduct 5 The 4 Code principles 7 A checklist for ethical business conduct 12 Leadership’s role in supporting the Code 13 TIAA Ethics Helpline directory 14 Appendix 15

The TIAA Code of Business Conduct The TIAA Code of Business Conduct (the “Code”) applies to every employee of TIAA and its affiliates (collectively, the “Company” or the “TIAA family of companies”). Other persons performing services for the Company also may be subject to this Code by contract or other agreement. The Code is not a contract of employment and it does not convey any specific employment rights or guarantee employment for any specific time. If you have oversight of a vendor, supplier, contingent worker or employee of a non-affiliate joint venture, you are expected to escalate to a Speak Up resource when their work or actions are inconsistent with the Code. A listing of Speak Up resources can be found on page 5.

Why does TIAA have a Code of Business Conduct? The Code embodies the values of TIAA and its family of companies, and outlines expected standards of behavior when doing business. Think of the Code as an ethical framework for all your business-related decisions, actions and interactions with clients, business partners, and colleagues. Solid corporate values have come to be expected in today’s business world, but what sets the Company apart is the degree to which we incorporate our Code into daily business conversations, behaviors and decisions. We all must follow the Code of Business Conduct All employees of the Company must comply with the Code, and adhere to it at all times and at all locations, including instances when we are Working on behalf of or representing the Company as at a co-sponsored volunteer event, Working remotely in our hybrid model, Attending conferences, and Meeting with clients at non-Company locations. Each employee must attest to having read and understood the Code, and agree to follow it. The Company takes seriously allegations of suspected violations of the Code or any Company policy, and will promptly review any such allegations that it receives. We are all expected to cooperate fully with any investigation of a potential violation. Failure to comply with the Code or fully cooperate with any investigation can result in corrective action up to and including termination of employment. Code of Business Conduct 4

If you suspect or witness possible misconduct Our corporate culture encourages and empowers employees to speak up by asking questions, voicing concerns, and sharing opinions in good faith. We work in a complicated business that is fast-paced and involves many legal, regulatory, and business requirements. There may be occasions when you are unsure about how to proceed in making a decision or taking action. At other times, you may simply want clarification on a matter. In these situations, the Company encourages you to ask questions or seek the advice of someone in a position to help you. Report any concerns about matters that may put the Company or our clients at risk, and behaviors that violate our Code or any Company policy. If you suspect or witness what you believe in good faith to be a violation of this Code, law, regulation or Company policy, please speak up immediately. It is much easier for the Company to fix a problem sooner than a damaged reputation later. Speak up without fear of retaliation The Company encourages you to voice your concerns freely. Reprisal and retribution for speaking up will not be tolerated. The Company does not tolerate retaliation against an employee who speaks up, as part of or outside of an investigation. We take all reports of retaliation seriously and investigate the claims. If the ensuing investigation finds retaliation did take place, the offender will be subject to corrective action, up to and including the termination of employment. There are lots of ways to be heard There are many different ways to relay your concerns when you experience, witness or suspect possible misconduct. Speak Up Resources1 Any manager Any HR Business Partner or similar contact Any HR Consulting Group Member: 844-4-TIAAHR (option 8) Enterprise Investigations: 844-412-5656 or EnterpriseInvestigations@tiaa.org General Counsel for your organization Compliance Officer for your organization Ethics Helpline: Use the web reporting form - tiaaethics.org Telephone directory on page 14 How to speak up anonymously If you would like to report your concerns anonymously, the Ethics Helpline is the only Speak Up resource that will facilitate anonymous reporting. Anonymous reporting is available in all locations where legally permitted, including the U.S., India and the UK. To speak up anonymously, call the Ethics Helpline number that corresponds with your company location. Turn to page 14 to find the appropriate phone number to use. 1 For employees in India, use Grievance@in.tiaa.org to reach members of the People (HR) team. In some countries, international regulators provide confidential hotlines of which staff must be made aware at their workplace. Code of Business Conduct 5

We comply with laws and regulations There are many laws and regulations that govern the way the Company does business, including those that control our insurance, retirement, asset management and trust activities. In addition, employment laws (including nondiscrimination laws) govern our policies and the safety of our workplace. We are committed to conducting business in a compliant manner. This requires us to understand and follow specific federal, national, state, provincial, regional, county and/or local laws and regulations that apply to our activities as well as our policies and procedures. The Company’s policies, procedures and controls exist to ensure TIAA complies with laws and regulations. Circumvention of controls and violations of policy do not have to rise to unlawful behavior to be a violation of the Code. Code of Business Conduct 6

The 4 Code Principles Be honest and fair Act responsibly Be respectful and promote inclusion Protect client and Company information The following pages provide more information on each principle along with guidelines for compliance.

Be honest and fair. We are committed to conducting our business affairs honestly and fairly, and believe both qualities are essential for delighting our clients and creating an exceptional experience for our employees. We must maintain high standards of ethical business conduct and display personal integrity at all times to protect our Company’s reputation, and meet our commitments to clients and colleagues. Guidelines for being honest and fair Do not take unfair advantage of another person, party or situation through improper business practices, such as manipulation, fraud, coercion, intimidation, concealment, misuse of confidential information, misrepresentations or criminal wrongdoing. Avoid actual or perceived conflicts of interest between your personal interests and the Company’s interests. Obtain compliance approval before engaging in activities that could pose a potential conflict of interest, such as public office, board appointments, political contributions, secondary employment and other outside business activities, business investments, and gifts. Don’t use your position at the Company for inappropriate personal gain for yourself or members of your family. Deal honestly with everyone, including clients, suppliers, competitors and employees. When conducting Company business, always put your professional responsibility before your personal interests. Values Be client obsessed | Champion our people | Lead with integrity | Own it | Win as one Code of Business Conduct 8

Act responsibly . Our Company’s reputation is one of its most valuable assets. Acting responsibly is an important way to safeguard it. Each of us plays a vital role in protecting the TIAA name and associated brands and has a stake in the success of our efforts. We are personally accountable and answerable for what we do, say and write. We not only take ownership of our own job responsibilities, but support our managers, teams, and colleagues as they carry out their duties and obligations. We accept the fact that we may make mistakes, but when they happen, we own our part and do what we can to correct them. We exercise good judgment, thinking things through and considering the short- and long-term consequences of a decision or action. This may involve sharing information, working through ideas with other people and sometimes holding off on an action to avoid a harmful outcome. Simply put, we should be thoughtful in our approach to the work we do. Guidelines for being accountable Own the mission and direction of the Company by proactively seeking ways to align our actions and behaviors, and those of our teams, to the priorities of the Company. Obtain input from key internal stakeholders before finalizing a decision. Take into account all relevant considerations and weigh them appropriately, in a manner that’s consistent with the Company’s business objectives and values. Exercise care in all communications on behalf of the Company or when using Company resources, such as hardware, software and supplies (whether it is through electronic means such as email, the internet, texts, chats and social media, or in person). Complete required training and attestations on time and maintain required licenses and registrations. Act as a brand ambassador whenever you are representing the Company externally, whether for work, business travel or other reasons. Understand, identify and mitigate risks that may arise from your responsibilities. Know what options are available and anticipate the impact of your choices. Values Be client obsessed | Champion our people | Lead with integrity | Own it | Win as one Code of Business Conduct 9

Be respectful and promote inclusion. Mutual respect and professional conduct are, and have always been, central to our corporate culture. We value the diversity of our employees and take steps to ensure that every Company in the TIAA family of companies provides an inclusive environment, where employees bring their best selves to work. Our differences make us stronger, and lead to better outcomes by enabling us to vet ideas and plans against a wide variety of experiences and opinions. Our differences must be viewed and used as a source of strength that we can leverage for the continued success and long-term health of the Company. We are each responsible for ensuring that our differences do not become a source of disrespect, exclusion or discrimination, whether it’s by giving favorable treatment to those we view as similar to us or treating others worse because you view them as different from you. Guidelines for being respectful and inclusive Respect differences of opinion, perspectives or approaches to a particular situation. Treat everyone fairly without regard to age, race, gender, ethnicity, sexual orientation, gender identity, disability, religion or any other category protected by applicable law. Discrimination, harassment, and retaliation are strictly prohibited as is engaging in intimidating, demeaning or offensive behavior. Value and use diversity and its many dimensions to enrich business results and practices. Values Be client obsessed | Champion our people | Lead with integrity | Own it | Win as one Code of Business Conduct 10

Protect client and Company information. All Company employees are required to protect client and Company information. We should review or share such information only to the extent permitted, required and necessary to conduct the business of our Company. Guidelines for protecting client and Company information Follow information security and privacy standards and procedures for handling client and Company information. When in doubt about whether or how you can access information or provide it to another party, ask the appropriate stakeholder. Maintain accurate and thorough records, including financial reports and other Company records, and ensure such records are never misrepresented or manipulated. Records must also be retained in accordance with record retention requirements, including the destruction of Company records, as established by law regulation or Company policy. Report any suspicious activity or behavior that could compromise Company or client information. Immediately report any possible breach of client or Company information or compromise of proprietary data. Values Be client obsessed | Champion our people | Lead with integrity | Own it | Win as one Code of Business Conduct 11

A checklist for ethical business conduct Use the following questions as a checklist that can help you follow the Code when you represent the Company or make decisions on the Company’s behalf. Please remember Neither the Code nor these guidelines can anticipate every possible situation. If you need guidance or assistance on a matter related to ethical conduct, speak to your manager or to an employee in a supporting or advisory role, such as the People Team, Compliance or Enterprise Investigations. Ask yourself Is the proposed activity legal? Are you acting ethically, fairly and in good faith? Is this activity consistent with the Company’s values? Are you acting in the best interest of the client? Could this activity be considered fraudulent or misleading? Could this activity damage the Company’s reputation or brand image? Could the Company lose clients if this information were made publicly available? Could this activity in any way be interpreted as, or appear to be, inappropriate or unethical behavior? Would you be uncomfortable if the detail of this activity were known by your colleagues, team members or family and friends, or if it appeared in a newspaper or on the internet? Have you encouraged a trusted colleague to provide constructive criticism of the proposed activity. Code of Business Conduct 12

Leadership’s role in supporting the Code Our leadership is responsible for creating a work environment in which you can thrive and reach your full potential. They are required to role model ethical conduct, and support your championship of the Company’s values and your adherence to the Code. Leaders must: Take their management and supervision responsibilities seriously. Answer your questions and address issues promptly. Involve a Speak Up resource when appropriate. Support employees who speak up by avoiding actual or perceived acts of retaliation. Encourage you to ask questions and foster an environment that welcomes them. Inform teams about options for reporting possible misconduct. Lead by example, and be a role model for personal integrity and ethical business conduct. Point out and explain pertinent laws, regulations, policies and compliance manuals related to your work. Provide guidance to direct reports and others who are questioning a decision or course of action. Immediately address any suspicions of ethical concerns or misconduct, brought to them in good faith, by escalating concerns for further investigation. Code of Business Conduct 13

Ethics Helpline Directory The TIAA Ethics Helpline has dedicated telephone numbers in the countries as indicated below: India 000-800-0501-964 United Kingdom 0800-069-8160 United States 1-877-774-6492 For all other countries in the chart below, call center representatives of Convercent will greet you. Please be prepared to provide your employer name so that your report is routed appropriately. Ethics Helpline International Numbers Argentina - 0800-333-0095 Australia - 1-800-763-983 Austria - 0800-281119 Brazil* - 0-800-892-2299 Canada - 1-800-235-6302 Chile - 800-914-012 China - 400-120-3062 Colombia* - 01-800-5189703 Denmark - 8082-0058 Finland - 0800-07-635 France - 0805-080339 Germany - 0800-181-2396 Hong Kong - 800-906-069 Iceland - 800-4256 Ireland - 1-800-904-177 Italy - 800-727-406 Japan - 0800-170-5621 Korea, Republic of - 080-880-0476 Luxembourg - 800-27-311 Netherlands - 0-800-022-0441 Norway - 800-62-492 Panama - 800-2066 Philippines - 2-86263049 Poland - 00-800-141-0213 Romania - 0-800-360-228 Singapore - 800-852-3912 Spain - 900-905460 Sweden - 020-889-823 Switzerland - 0800-838-835 Taiwan - 00801-14-1818 United Arab Emirates - 8000-3570-3169 Uruguay - 000-401-912-22 *Anonymous reporting not permitted. Code of Business Conduct 14

Appendix Our obligations as a U.S. government contractor Our Company has special obligations regarding fair employment practices and is subject to regulatory oversight of our hiring and workplace policies. We are committed to providing equal opportunity in all of our employment practices, including hiring, promotion, transfer and compensation of all applicants and employees without regard to race, color, sex, sexual orientation, gender identity, national origin, disability, status as a protected veteran, or any other “protected category” set by applicable federal, state or local law including, without limitation, age, marital status, citizenship status or genetic information. In addition to respecting protected categories, we are respectful and considerate of every individual in the conduct of our business, regardless of differences in belief systems, styles, experiences, perspectives and other things that shape their uniqueness. Non-U.S. operations As the Company expands its operations internationally, the management principles established in the Code will apply absent potential conflicts with applicable laws in other jurisdictions. These conflicts may involve applicable laws of two or more countries or this Code and applicable non-U.S. laws. If such a circumstance presents, please consult with Legal, Risk and Compliance for guidance on how to resolve that conflict properly. At-will employment The Code and Guidelines are not intended to, and do not, create an employment contract (or other contractual obligation) of any kind with any Company employee. Unless otherwise provided by written agreement with your employer or required by applicable law in the relevant jurisdiction, your employment is “at-will,” meaning that either you or your employer may end employment without notice for any reason or no reason at all. Further, nothing herein constitutes conditions of employment or should be construed as express or implied contractual commitments by the Company. Respect for your rights Nothing in this Code or any Company policy shall, or shall be construed to, limit any employee’s right, if any, to discuss the terms and conditions of employment or to engage in protected concerted activity as defined by law (such as in Section 7 of the U.S. National Labor Relations Act). In addition, neither this Code nor any Company policy shall be construed to prohibit you from filing a complaint or communicating, reporting or assisting in the reporting or investigation of possible violations of federal, state or local law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that reasonably may be protected under whistleblower or other provisions of any applicable federal, state or local law or regulation. Prior authorization of, or notice to, the TIAA family of companies is not required to make any such reports or disclosures. However, the organization wants employees to share such concerns, anonymously (in countries where permitted by law) if desired, by contacting the Ethics Helpline without fear of retaliation. Phone numbers for the Ethics Helpline can be found in the Helpline Directory section on page 14 of this Code. Code of Business Conduct 15

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